Exhibit 3.2

AMENDMENT NO. 2
TO

AMENDED AND RESTATED BYLAWS

OF

DIGITAL BRANDS GROUP, INC.

a Delaware corporation

The Amended and Restated Bylaws of Digital Brands Group, Inc., a Delaware corporation (the “Company”), as amended and in effect on the date hereof (the “Bylaws”), are hereby amended as follows:

1.            Section 1.7 of Article I of the Bylaws of the Company is hereby amended and restated in its entirety to read in its entirety as follows:

“Except as otherwise provided by law or these Bylaws, the holders of at least 33 1/3% of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) the holders of the shares of stock entitled to vote who are present, in person or by proxy, shall have the power to adjourn the meeting to another place, if any, date or time. Where a separate class vote by a class or classes or series is required, at least 33 1/3% of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.”

OFFICER’S CERTIFICATE

I, the undersigned, do hereby certify:

(1)  that I am the duly elected and acting Chief Executive Officer of Digital Brands Group, Inc., a Delaware corporation (the “Company”); and

(2)  that the foregoing amendment to the Corporation’s Bylaws, constituting one (1) page, has been duly adopted by the Board of Directors of the Corporation in accordance with the Bylaws.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 31st day of August 2022.

/s/ John Hilburn Davis IV
John Hilburn Davis IV
Chief Executive Officer